# SEC Schedule 13D/A (Amendment No. 8) — Beneficial ownership report by holders of more than 5% of a class

Issuer: Invesco Commercial Real Estate Finance Trust, Inc., CIK 0001976927
CUSIP: 46091W201
Title of class of securities: Class I Common Stock, par value $0.01 per share
Address of issuer's principal executive offices: 2300 N FIELD STREET SUITE 1200, DALLAS, Texas (TX), 75201
Date of event which requires filing of this statement: 08/01/2025
Filed by CIK 0001992686
Persons authorized to receive notices and communications: Courtney Popelka, 1331 Spring Street NW, Suite 2500, Atlanta, Georgia (GA), 30309, (972) 715-5887

## Reporting persons
- Invesco Realty, Inc. (CIK 0001992686): type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: working capital (WC); sole voting power 0; shared voting power 4,778,241; sole dispositive power 0; shared dispositive power 4,778,241; aggregate amount beneficially owned 4,778,241 (13.15% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- Invesco Advisers, Inc.: type of reporting person: corporation (CO), investment adviser (IA); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- Invesco Group Services, Inc.: type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- OppenheimerFunds, Inc.: type of reporting person: corporation (CO), investment adviser (IA); citizenship or place of organization: Colorado (CO); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- Oppenheimer Acquisition Corp.: type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- Invesco Holding Company (US), Inc.: type of reporting person: corporation (CO); citizenship or place of organization: Delaware (DE); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- Invesco Holding Company Limited: type of reporting person: other (OO); citizenship or place of organization: United States (X1); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.
- Invesco Ltd.: type of reporting person: investment adviser (IA), parent holding company or control person (HC); citizenship or place of organization: Bermuda (D0); source of funds: affiliate funds (AF); sole voting power 0; shared voting power 5,012,999; sole dispositive power 0; shared dispositive power 5,012,999; aggregate amount beneficially owned 5,012,999 (13.8% of the class)
  Comment: This Schedule 13D relates to the following classes of securities: Class I common stock, par value $0.01 per share with CUSIP No. 46091W201, Class D common stock, par value $0.01 per share with CUSIP No. 46091W409, Class E common stock, par value $0.01 per share with CUSIP No. 46091W300, and Class S common stock, par value $0.01 per share with CUSIP No. 46091W102, of the Issuer. Due to the new filing requirements, cover pages are limited to one class of security. The cover page of this Schedule 13D filing relate to the Class I common stock, and this comment and notes above shall serve as full disclosure of the beneficial ownership of all classes of securities of the Issuer.
  With respect to rows 8, 10 and 11, this amount includes 1,196,922 shares of Class S common stock, 1,197,628 shares of Class D common stock, 1,194,434 shares of Class I common stock and 1,189,257 shares of Class E common stock held directly by Invesco Realty, Inc.; and 234,758 shares of Class E common stock held directly by Invesco Advisers, Inc. See the Explanatory Note below for more information.
  With respect to row 13, based on a total of 36,337,285 shares of common stock issued and outstanding.

## Item 1. Security and Issuer
Title of class of securities: Class I Common Stock, par value $0.01 per share
Name of issuer: Invesco Commercial Real Estate Finance Trust, Inc.
Address of issuer's principal executive offices: 2300 N FIELD STREET SUITE 1200, DALLAS, Texas (TX), 75201
Comment:
Explanatory Note
This Statement constitutes Amendment No. 8 ("Amendment No. 8") to the Omnibus Amendment to Schedule 13D filed with the Securities and Exchange Commission on April 3, 2024, as amended on May 2, 2024, September 4, 2024, December 3, 2024, February 5, 2025, February 10, 2025, March 31, 2025 and May 5, 2025 by Invesco Realty, Inc., Invesco Advisers, Inc., Invesco Group Services, Inc., OppenheimerFunds, Inc., Oppenheimer Acquisition Corp., Invesco Holding Company (US), Inc., Invesco Holding Company Limited and Invesco Ltd. (collectively, the "Reporting Persons"). Amendment No. 8 relates to the Reporting Persons' beneficial ownership of Class D common stock, Class E common stock, Class I common stock and Class S common stock of the Issuer and is being filed to report that on August 1, 2025 the Issuer issued 52,637 shares of Class E common stock to Invesco Advisers, Inc. as payment of the management fee under the Amended and Restated Advisory Agreement by and among the Issuer, Invesco Commercial Real Estate Finance Investments, LP and Invesco Advisers, Inc.

## Item 5. Interest in Securities of the Issuer
Aggregate number and percentage of the class beneficially owned: The information contained in Item 5(a) and (b) of the Omnibus Amendment is hereby amended to read in its entirety as follows: (a) and (b) The responses of each of the Reporting Persons with respect to Rows 11, 12, and 13 of the cover pages of this Schedule 13D that relate to the aggregate number of shares and percentage of common stock are incorporated herein by reference. The responses of each of the Reporting Persons with respect to Rows 7, 8, 9, and 10 of the cover pages of this Schedule 13D that relate to the number of shares of common stock as to which each of the persons or entities referenced in Item 2 above has sole or shared power to vote or to direct the vote of and sole or shared power to dispose of or to direct the disposition of (including but not limited to footnotes to such information) are incorporated herein by reference. Invesco Realty, Inc. is the record holder of 4,778,241 shares of common stock reported herein. The other Reporting Persons, all of which are parent companies to Invesco Realty, Inc., may be deemed to have beneficial ownership of the securities directly held by Invesco Realty, Inc. Invesco Advisers, Inc. is the record holder of 234,758 shares of Class E Stock reported herein. The other Reporting Persons who are parent companies to Invesco Advisers, Inc. may be deemed to have beneficial ownership of the securities directly held by Invesco Advisers, Inc.
Transactions in the class effected during the past sixty days: On August 1, 2025 the Issuer issued 52,637 shares of Class E common stock to Invesco Advisers, Inc. as payment of the management fee under the Amended and Restated Adivosory Agreement by and among the Issuer, Invesco Commercial Real Estate Finance Investments, LP and Invesco Advisers, Inc.

## Signatures
- Invesco Realty, Inc.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- Invesco Advisers, Inc.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- Invesco Group Services, Inc.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- OppenheimerFunds, Inc.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- Oppenheimer Acquisition Corp.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- Invesco Holding Company (US), Inc.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- Invesco Holding Company Limited: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
- Invesco Ltd.: /s/ Tina Carew, Attorney in Fact* (08/05/2025)
Comment: Pursuant to powers of attorney which are incorporated herein by reference to Exhibits 24.1-Exhibit 24.7 to the Form 4 filed by the Reporting Persons on September 4, 2024 and Exhibit 24.1 to the Form 4 filed by the Reporting Persons on December 3, 2024.